Exhibit 99.1

STEPHEN A. BLOCK, ESQ. JOINS THE BOARD OF DIRECTORS OF SENOMYX, INC.

LA JOLLA, CA (March 29, 2005) — Senomyx, Inc. (NASDAQ: SNMX) announced today that Stephen A. Block, Esq., former Senior Vice President, General Counsel and Secretary of International Flavors & Fragrances, Inc., has joined the Company’s Board of Directors.

“Steve brings a wealth of knowledge and experience from the flavor and packaged food and beverage industries to Senomyx. His background includes extensive experience in the flavor industry, corporate governance and regulatory affairs, all of which are of key importance to Senomyx.  We look forward to Steve’s many contributions as we continue to grow as a company,” said Kent Snyder, President and Chief Executive Officer of Senomyx.

“I am delighted to be joining the Senomyx Board of Directors. The Senomyx discovery and development approach has the potential to identify very novel flavor enhancers and taste modulators which could provide their collaborator companies with competitive advantages in the marketplace by improving the nutritional profile of packaged food and beverage products. I look forward to working with the Senomyx management team and to help the Company achieve its goals,” said Mr. Block.

Mr. Block was the Chief Legal Officer of International Flavors and Fragrances Inc. (IFF) from January 1993 until his retirement from this position in December 2003. He was named Senior Vice President, General Counsel and Secretary in February 2000. During his eleven years at IFF he also held various senior management positions in the Regulatory department. Prior to 1993, Mr. Block served as Senior Vice President, General Counsel, Secretary and Director of GAF Corporation and its publicly traded subsidiary International Specialty Products Inc. and held various management positions with Celanese Corporation.

Mr. Block received his B.A. cum laude in Russian Studies from Yale University and his law degree from the Harvard Law School.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a biotechnology company using proprietary taste receptor-based assays, screening technologies and optimization chemistry to discover and develop novel flavor enhancers and taste modulators for the packaged food and beverage industry. Senomyx’s current programs focus on the development of flavor enhancers and taste modulators in taste areas: savory, sweet, salt and bitter. Senomyx has entered into product discovery and development collaborations with four of the world’s leading packaged food and beverage companies: Campbell Soup Company, The Coca-Cola Company, Kraft Foods Global, Inc. and Nestlé SA.